2009-2010 VENDOR PARTICIPATION AGREEMENT

THIS MASTER AGREEMENT FOR SERVICES (the "Agreement") is made by and between Walgreen Co. ("Walgreens") located at 7003 Presidents Drive Suite 250 Orlando, FL 32809-5517, and DNA Beverage Corporation ("Vendor") with its principal place of business located at 506 N.W. 77th Street, Boca Raton, FL 33487 and the Orlando Magic, Ltd., a Florida Limited Partnership ("Magic"), with its principal place of business located at 8701 Maitland Summit Blvd., Orlando, FL 32714, dated this 3rd day of November 2009.

I. Walgreen's Responsibilities:

Central Florida Walgreens' in store program will run from January 15, 2010 through September 15, 2010 (8 months)

1. Vendor's DNA Beef Jerky products will be featured in all participating stores, with the following display:
   a. Side Panel

2. Program will include promotion as designated by Walgreens. Promotions are currently scheduled to be either the "Sixth Man Fan Promotion" in conjunction with Orlando Magic, or another exclusive entertainment promotion that is TBD.

3. Walgreens guarantees 95% store participation across participating districts. (Some stores may not participate due to store size)

   a. Participating Districts: 30, 33, 109, 163, 170, 243, 257

This agreement shall become null and void should Walgreens decided not to mandate displays at store level as agreed upon in this agreement or a satisfactory alternative between Walgreens, Vendor, and Magic cannot be reached.

II. Vendor Responsibilities:

1. Vendor guarantees all products. Outdated products must be removed and Vendor is responsible for supplying new product.

2. Vendor is responsible for maintaining the display and product. Walgreens is responsible for providing the agreed upon space in all participating stores.

3. Vendor may change out product throughout the program as long as plan-o-gram has received prior approval by the Walgreens District Managers, and margins and pricing are agreed upon.

4. Vendor guarantees a minimum of 30 percent gross on every product.

5. Upon completion of the program on September 15, 2010, Vendor is responsible for removing all unsold product from the stores. Fifteen percent (15%) of Vendor's payments from Walgreens will be held back until Vendor completely removes its product at the conclusion of the program.

III. Payment schedule:

In exchange for these benefits, Vendor will pay Magic a fee of $21,500.00 net dollars. Upon verification of participation by approval signature by Walgreens below, this agreement and payment schedule shall be honored. Payment schedule as follows:

$7,166.68 due on February 15, 2010

$7,166.66 due on April 15, 2010

$7,166.66 due on May 15, 2010.

Vendor must be prompt on the payment schedule. If payment is not received in compliance with payment schedule, the vendor products will not be placed on the shelves until payment is received without any offset or deduction owed to vendor for time missed. If product is removed from the program due to delinquent payments, Vendor will refund Walgreens the entire purchase price of the product purchased for the in store display.

Fees shall be made payable to the "Orlando Magic, Ltd." and shall not be subject to any setoff by Vendor. Payment may only be made by the Vendor named in this Agreement.

IV. Representations and Warranties of Vendor. Vendor represents, warrants and covenants that:

(a) It is duly formed, validly existing and in good standing under the laws of the state of its formation and in the State of Florida, is authorized to conduct business in the State of Florida, and has the power carry on its business as now being conducted and as proposed to be conducted hereunder;

(b) It has full power, authority and legal right to execute, deliver and perform this Agreement and the execution, delivery and performance by Vendor has been duly authorized by all necessary action and does not require any approval or consent that has not already been obtained;

(c) This Agreement has been executed and delivered on behalf of Vendor by a duly authorized officer thereof and constitutes the legal, valid and binding obligation of Vendor, enforceable against it in accordance with its terms; and

(d) The execution, delivery and performance by Vendor of this Agreement will not violate any provision of its formation documents, or amendments thereto, and will not violate, conflict with or constitute a default under, or require any consent, authorization or approval under, the terms, conditions or provisions of any contract, agreement or other undertaking to which Vendor is a party or by which it is bound.

V. Representations and Warranties of Walgreens. Walgreens represents, warrants and covenants that:

(a) It is duly formed, validly existing and in good standing under the laws of the state of its formation and in the State of Florida, is authorized to conduct business in the State of Florida, and has the power carry on its business as now being conducted and as proposed to be conducted hereunder;

(b) It has full power, authority and legal right to execute, deliver and perform this Agreement and the execution, delivery and performance by Walgreens has been duly authorized by all necessary action and does not require any approval or consent that has not already been obtained;

(c) This Agreement has been executed and delivered on behalf of Walgreens by a duly authorized officer thereof and constitutes the legal, valid and binding obligation of Walgreens, enforceable against it in accordance with its terms; and

(d) The execution, delivery and performance by Walgreens of this Agreement will not violate any provision of its formation documents, or amendments thereto, and will not violate, conflict with or constitute a default under, or require any consent, authorization or approval under, the terms, conditions or provisions of any contract, agreement or other undertaking to which Walgreens is a party or by which it is bound.

VI. Representations and Warranties of Magic. Magic represents, warrants and covenants that:

(a) It is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Florida and has the power to own its properties and to carry on its business as now being conducted and as proposed to be conducted hereunder;

(b) It has the full right, power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance by the Magic has been duly authorized by all necessary partnership action and does not require any approval or consent of any partner or officer of the Magic which has not already been obtained;

(c) This Agreement has been executed and delivered on behalf of the Magic by a duly authorized officer or partner thereof and constitutes the legal, valid and binding obligation of the Magic, enforceable against it in accordance with its terms; and

(d) The execution, delivery and performance by Magic of this Agreement will not violate any provision of its partnership agreement, or amendments thereto, and will not violate, conflict with or constitute a default under, or require any consent, authorization or approval under, the terms, conditions or provisions of any contract, agreement or other undertaking to which the Magic is a party or by which it is bound.

VII. Mutual Indemnification. Each party hereto agrees to indemnify and hold harmless the other party and its respective officers, directors, partners, employees, agents and representatives, from and against all claims, suits, damages, costs, demands, liabilities and expenses including attorneys' fees and court costs, arising from or relating to any act or omission, or breach of any of the terms or conditions of this Agreement, by the indemnifying party, its officers, directors, partners, employees, agents and representatives.

VIII. Events of Default.

(a) It shall be an Event of Default hereunder if either party shall (i) fail to pay all sums when due pursuant to this Agreement promptly and fully and without notice or demand therefore; (ii) materially breach this Agreement if such breach is not cured within ten (10) days of the receipt of notice thereof. The non-defaulting party shall be entitled to all remedies available at law or in equity, including specific performance and injunctive relief. The non-defaulting party

shall have the right to terminate this Agreement as to the defaulting party. Magic shall have the right to set-off against any amounts owed to Vendor any amounts owed and unpaid by Vendor to Magic; or (iii) if at any time during the term of this Agreement there should be filed against either Vendor or any affiliate in any court pursuant to any statute either of the United States or of any state, a petition (A) in bankruptcy, (B) for reorganization, (C) for the appointment of a receiver, or (D) for an arrangement under the Bankruptcy Act or similar type of proceeding.

(b) In no event shall any party be liable to the other for indirect, special or consequential damages or punitive or exemplary damages. Each of the parties expressly waives any right or claim to the foregoing they may have or which may arise in the future in connection with any such proceeding, claim or controversy, whether the same is resolved by arbitration, mediation, judicially or otherwise.

IX. Collection Fees. Vendor agrees to pay all costs incurred by Magic, including but not limited to reasonable attorneys' fees, court costs and expenses, should Magic employ an attorney to enforce the provisions of this Agreement or to collect any amounts due hereunder from the Vendor.

X. Force Majeure. If, because of an act of God, natural disaster, accident, fire, lock out, strike, labor dispute, war, terrorist acts, riot or civil commotion, act of government, failure of performance by a common carrier, failure in whole or in part of technical facilities or other causes beyond the reasonable control of a party hereto (expressly excluding financial inability), such party shall be unable to perform any or all of its duties or obligations hereunder, then such inability shall not be deemed an Event of Default under this Agreement and such party's time for performance shall be extended for the period of all such delays.

XI. No Waiver. The failure of either party to object to a breach of any term or condition of this Agreement shall not be deemed a waiver of any right or remedy the non-breaching party may have arising out of said breach nor shall it be deemed a waiver of its rights to subsequently enforce any such term or condition.

XII. Notices. Any and all notices required or permitted hereunder shall be in writing and shall be duly given on the date of delivery, if hand delivered (with a receipt therefore) or three (3) days following mailing, if mailed by certified or registered mail first class postage prepaid, or on the next business day following mailing, if sent via nationally recognized overnight courier, to the addresses set forth on the first page of this Agreement. Each party may change its notice address by providing written notice thereof in accordance with the provisions of this paragraph.

XIII. Assignment. Neither party may assign its rights, duties or obligations hereunder, except with the prior written consent of the other party.

XIV. Severability. If any term, condition, clause or provision of this Agreement is deemed to be illegal, invalid, or unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect any other term, condition, clause or provision of this Agreement, and this Agreement shall continue in full force and effect and be construed and enforced as if such provision had not been included.

XV. Confidentiality. The terms of this Agreement are confidential and shall not be disclosed by any party to any third person without the prior written consent of the other party, except that Vendor may disclose this Agreement to any advertising agency of record provided Vendor ensures that any such agency holds the Agreement in confidence and does not disclose its contents to third parties.

XVI. Governing Law. This Agreement shall be governed by and construed and enforced under the laws of the State of Florida, without regard to conflict of laws provisions. The parties consent to the jurisdiction of the state and federal courts in Orlando, Florida, and agree that venue in Orlando, Florida is proper for the resolution of any disputes arising under this Agreement.

XVII. NBA Rules. This agreement is subject to the Constitution and By-Laws and all rules, regulations and agreements of the NBA and its affiliated entities as they presently exist or as they may, from time to time, be entered into, amended or adopted. This Agreement and all of Vendor's rights hereunder are subject to all of the rules, regulations and agreements of the National Basketball Association and its affiliated entities, as they presently exist or as they may, from time to time, be entered into, created or amended; and this Agreement (and any amendment hereto) must be submitted to NBAP within ten (10) days of execution for its approval and shall not be effective or enforceable until it is expressly approved by NBAP.

XVIII. Amendments. This Agreement shall not be altered, changed or amended except by a writing signed by both parties hereto.

XX. Standards. Vendor and Walgreens shall conduct its affairs at all times with due regard to public convention and morals, and shall refrain from engaging in conduct, committing any act or becoming involved in any situation or occurrence which will bring Vendor or Magic into public disrepute, scandal, contempt or ridicule or which justifiably prejudices or is detrimental to the Magic, the NBA and/or professional basketball. Notwithstanding anything to the contrary herein, the Magic may terminate this Agreement pursuant to this Section at any time in its sole discretion.

XXI. Use of the Term Partner. The relationship between the parties shall be strictly one of independent contractors. Nothing herein contained, nor shall any course of action, course of dealing or other act or omission serve to change the relationship between the parties. Notwithstanding any use of the term "corporate partner," "partner," or "partnership" to describe the relationship between the parties, such term shall not be construed to mean that the parties have entered into any legal partnership or affiliation, rather, such terms shall be construed in the same manner as "sponsor" or "sponsorship."

XXII. Due Diligence. This Agreement is subject to a satisfactory background check and due diligence review of Vendor; such review may be conducted by the Magic from time to time in its sole discretion. Notwithstanding anything to the contrary herein, the Magic may terminate this Agreement pursuant to this Section at any time in its sole discretion.

XXIII. Entire Agreement. This Agreement and any accompanying Riders represents the entire Agreement and understanding of the parties with respect to the subject matter and supersedes any and all prior or contemporaneous agreements, understandings, inducements and conditions, express or implied, written or oral, between the parties with respect to the subject matter contained herein.

Magic, Walgreens, and Vendor have caused the Agreement and its attached exhibits to be executed as of the above written date.

DNA BEVERAGE CORPORATION	**WALGREEN CO.**
By ____________________	By ____________________
Name (Please Print)	Name (Please Print)
Title	Title
Date	Date
Phone/Fax	Phone/Fax
E-Mail	E-Mail

ORLANDO MAGIC LTD.

____

Charlie T. Bowers III, VP, Corporate Partnerships – Orlando Magic

____

Date

407.916.2732 (O) / 407.916.2964 (F)
cbowers@orlandomagic.com